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                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into as of January 28, 2002 by and between Michael T. DuBose, an individual ("Executive"), and Aftermarket Technology Corp., a Delaware corporation (the "Company" or "ATC").

     1.   EMPLOYMENT BY THE COMPANY AND TERM.

          (a) FULL TIME AND BEST EFFORTS. Subject to the terms set forth herein, the Company agrees to employ Executive as the Chairman, President and Chief Executive Officer of the Company and Executive hereby accepts such employment. In addition, Executive shall serve as (i) President and Chief Executive Officer of ACI Electronics Investment Corp. and (ii) Chief Executive Officer of each of Aaron's Automotive Products, Inc., ACI Electronics Holding Corp., ATC Information Services, Inc., ATS Remanufacturing, Inc., Autocraft Industries, Inc., Autocraft Remanufacturing Corp., Component Remanufacturing Specialists, Inc. and other subsidiaries expected to result from future acquisitions. During the term of his employment with the Company, Executive shall devote his full time, best efforts and attention to the performance of his duties hereunder and to the business and affairs of the Company, and will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company, or that would interfere with his duties hereunder.

          (b) DUTIES. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current title, consistent with the Bylaws of the Company and as required by the Company's Board of Directors (the "Board"). Executive agrees to devote his entire professional time, energies and skills to his employment hereunder while so employed (reasonable vacations and absences because of illness excepted).

          (c) COMPANY POLICIES. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

          (d) TERM. The initial term of employment of Executive under this Agreement shall begin as of the date hereof and end on January 28, 2004, subject to the provisions for termination set forth in Section 5 below and renewal as provided in Section 1(e) below.

          (e) RENEWAL. Unless the Company shall have given Executive notice that this Agreement shall not be renewed at least 90 days prior to the end of the initial term, the term of this Agreement shall be automatically extended for a period of one year, such procedure to be followed in each such successive period. Each extended term shall continue to be subject to the provisions for termination set forth herein.


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     2.   COMPENSATION AND BENEFITS.

          (a) SALARY. Executive shall receive for services to be rendered hereunder an annual base salary (the "Base Salary") initially equal to Five Hundred Thousand and Fifty Dollars ($550,000) payable on a monthly basis, subject to standard withholdings for taxes and social security and the like. Executive's annual Base Salary will be reviewed annually by the Board and adjusted when deemed appropriate by the Board to adequately reflect the scope and success of the Company's operations.

          (b) PARTICIPATION IN BENEFIT PLANS. During the term hereof, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health and accident, disability or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof. The Company may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems appropriate.

          (c) VACATION. Executive shall be entitled to a period of annual vacation time equal to that provided to senior managers by the Company's policies and procedures regarding vacation, but in any event not less than four weeks per year. The days selected for Executive's vacation must be mutually agreeable to the Company and Executive.

          (d) 401(K) PLAN. To the extent legally permitted and subject to all eligibility requirements, Executive shall be entitled to place a portion of his Base Salary into a 401(K) or other qualified deferred tax annuity plan of the Company or, if the Company does not have such a plan, of any such plan of any of the Company's subsidiaries, as may be designated by Executive.

          (e) DISABILITY INSURANCE. To the extent that Executive's disability insurance coverage in effect immediately prior to the date hereof may be continued after the date hereof, the Company shall pay the premiums for such insurance to the extent that the annual coverage provided thereby does not exceed the Base Salary.

          (f) AUTOMOBILE ALLOWANCE. Executive shall be entitled to a monthly automobile allowance of One Thousand Two Hundred Dollars ($1,200.00).

          (g) RELOCATION EXPENSES. Executive shall recover all benefits to which he is entitled under the Company's relocation policy and will be entitled to the following additional benefits (to the extent such benefits are not provided by the Company's relocation policy): (i) reimbursement of actual travel and temporary living expenses (grossed up to cover standard withholdings for tax and social security purposes) to cover associated costs relating to temporary living expenses in the Chicago, Illinois area; and (ii) the reimbursement of actual costs incurred in transporting household goods to the Chicago, Illinois area and expenses incidental to the purchase of a new residence in the Chicago, Illinois area.

          (h) EQUITY PLAN. Executive will be eligible to participate in the Senior Management Equity Plan if and when established by the Company.


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     3.   OPTION AND BONUS PLANS.

          (a) PARTICIPATION. During the term hereof, Executive shall be entitled to participate in any stock option plan and any bonus or incentive plan of the Company currently made available by the Company to executive employees of the Company or which may be made available in the future to executive employees of the Company, subject to and on a basis consistent with the terms, conditions and administration of any such plan; PROVIDED, HOWEVER, that Executive's annual cash bonus will be as provided in Section 3(b) below. Executive understands that any such plan may be modified or eliminated in the Company's discretion in accordance with applicable law.

          (b) ANNUAL CASH BONUS. For all annual periods, Executive shall receive such cash bonus as the Board shall determine in its sole discretion based upon the performance of the Company and its subsidiaries, PROVIDED that the annual cash bonus target for Executive shall not exceed 75% of the Base Salary for such year. Such bonuses may be paid at the end of the year in which such bonus is earned.

     4. REASONABLE BUSINESS EXPENSES AND SUPPORT. Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder. Executive shall be furnished reasonable office space, assistance and facilities.

     5. TERMINATION OF EMPLOYMENT. The date on which Executive's employment by the Company ceases, under any of the following circumstances, shall be defined herein as the "Termination Date." All capitalized terms used in this Section 5 without definition will have the meanings set forth in Section 5(f).

          (a)  TERMINATION FOR CAUSE.

               (i) TERMINATION; PAYMENT OF ACCRUED SALARY AND VACATION. The Board may terminate Executive's employment with the Company at any time for Cause (as defined below), immediately upon notice to Executive of the circumstances leading to such termination for Cause. In the event that Executive's employment is terminated for Cause, Executive shall receive (x) payment for all accrued salary through the Termination Date, which in this event shall be the date upon which notice of termination is given, and (y) the Earned Benefits. The Company shall have no obligation to make any payment in lieu of notice.

               (ii) DEFINITION OF CAUSE. "CAUSE" means the occurrence or existence of any of the following with respect to Executive, as determined by a majority of the disinterested directors of the Board; (a) unsatisfactory performance (other than unsatisfactory performance resulting from Executive's incapacity due to physical or mental illness that would qualify Executive for disability benefits under the Company's short-term or long-term disability plans) of Executive's duties or responsibilities as determined by the Board, PROVIDED that the Company has given Executive written notice specifying the unsatisfactory performance of his duties and responsibilities, which remains uncorrected by Executive after the lapse of 30 days following the receipt of the written notice; (b) a material breach by Executive of any of his material obligations hereunder which remains uncured after the lapse of 30 days following the date that the Company


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has given Executive written notice thereof; (c) a material breach by Executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its Affiliates which has not been approved by a majority of the disinterested directors of the Board or of the terms of his employment, if in any such case such material breach remains uncured after the lapse of 30 days following the date that the Company has given Executive written notice thereof; (d) the repeated unsatisfactory performance or material breach by Executive of any obligation or duty referred to in clause
(a), (b) or (c) above as to which at least one written notice has been given pursuant to such clause (a), (b) or (c); (e) any act of willful dishonesty, misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its Affiliates; (f) the conviction or the plea of NOLO CONTENDERE or the equivalent in respect of a felony involving moral turpitude;
(g) the repeated non-prescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance which, in the reasonable determination of the Board, in any case described in this clause (g), renders Executive unfit to serve in his capacity as an officer or employee of the Company or its Affiliates; or (h) gross negligence or willful misconduct in the performance of his duties hereunder, which conduct is materially injurious to the Company, or a willful and material breach of this Agreement.

          (b) VOLUNTARY TERMINATION. Executive may voluntarily terminate his employment with the Company at any time upon 90 days prior written notice. Within ten days after the Termination Date, Executive shall receive payment for all accrued salary through the Termination Date and the Earned Benefits.

          (c) OTHER TERMINATION. Executive's employment shall be terminated if
(i) the Company terminates Executive's employment without Cause at any time upon 30 days' prior written notice, (ii) the Company terminates Executive's employment due to his disability, (iii) the Company elects not to renew this Agreement pursuant to Section 1(e), (y) Executive dies or (iv) Executive resigns for Good Reason. If Executive's employment is terminated pursuant to this
Section 5(c), within ten days after the Termination Date Executive (or his estate) shall receive payment for all accrued salary through the Termination Date and the Earned Benefits. In addition

              (x) Through the tenth anniversary of the Termination Date the Company will offer continued medical-related insurance coverage to Executive at the levels and at the rates applicable from time to time to comparable active employees of the Company. Medical-related insurance coverage includes health, dental and/or vision. Notwithstanding the above, coverage under the Company's group medical plan shall cease on the date (A) Executive fails to pay the required premium, if any, reasonably on time, (B) Executive becomes eligible for comparable coverage under Medicare or the group health plan of any other employer, or (C) the Company terminates its group medical plan as to all its employees. If Executive dies prior to the tenth anniversary of the Termination Date, the foregoing benefit will terminate but the Company will reimburse Executive's surviving spouse for premium expenses incurred, at the rates applicable from time to time charged to comparable active employees of the Company, if Executive's spouse obtains COBRA continuation coverage for applicable medical-related insurance. Executive's spouse will be entitled to such reimbursement for 36 months or until the


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tenth anniversary of the Termination Date, whichever is sooner. If the Company terminates its group medical plan as to all its employees, the Company will reimburse Executive for the costs of maintaining comparable coverage for the required period.

              (y) The Company shall pay Executive (or his estate if he dies after the Termination Date) as severance an amount equal to (A) 200% of Executive's annual base salary as in effect immediately prior to the Termination Date plus (B) 200% of Executive's target bonus under the IC Plan for the Termination Year, plus (C) the Prorated Bonus if the Termination Date occurs other than within 18 months after a Change in Control or (D) the Pro Forma Bonus if the Termination Date occurs within 18 months after a Change in Control.

                  (1) If the Termination Date occurs other than within 18 months after a Change in Control, the severance called for by this Section 5(c)(y) shall be paid in equal installments on each of the Company's regular payroll dates during the 24-month period commencing on the first such payroll date following the Termination Date and the Prorated Bonus will be paid if and when the Company generally pays bonuses under the IC Plan to its other employees with respect to the Termination Year.

                  (2) If the Termination Date occurs within 18 months after a Change in Control, the severance called for by this Section 5(c)(y) shall be paid within ten days after the Termination Date.

              (z) The Company will pay up to $25,000 of the cost of an executive level individualized career transition program through a professional outplacement firm selected by the Company if such program is initiated within 30 days after the Termination Date.

As a condition to receiving the payments and benefits provided by this Section 5(c) (other than payment for all accrued salary through the Termination Date and the Earned Benefits, which shall be payable in any case), Executive shall execute and deliver to the Company on the Termination Date a general release in the form attached hereto as Exhibit A.

          (d) NO OTHER PAYMENTS OR BENEFITS. Except as otherwise expressly provided in this Agreement, (i) after the Termination Date Executive will not be entitled to any payments from the Company and (ii) on the Termination Date Executive's participation in and coverage under the Company's benefit programs (including the ATC Retirement Savings Plan (I.E., the 401(k) plan) and the Company's group life and disability insurance plans) shall cease; PROVIDED that Executive shall retain any right to convert to individual coverage as permitted under these insurance plans and to any vested benefits under the 401(k) plan and the Company's stock option plans.

          (e) Withholding. Any amounts payable under this Section 5 shall be subject to standard withholdings for taxes and social security and the like.

          (f)  DEFINITIONS.

               (i) "CHANGE IN CONTROL" means the first to occur of the following:

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                    (A) any sale or transfer or other conveyance, whether
     director or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, unless, immediately after giving effect to such transaction, at least 85% of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, of the transferee is "beneficially owned" by persons who, immediately prior to the transaction, beneficially owned 100% of the total voting power normally entitled to vote in the election of directors of the Company;

                    (B) any Person or Group other than an Excluded Person is or becomes the "beneficial owner," directly or indirectly, of more than 35% of the total voting power in the aggregate of all classes of capital stock of the Company then outstanding normally entitled to vote in elections of directors, unless the percentage so owned by an Excluded Person is greater;

                    (C) during any period of 12 consecutive months, individuals who at the beginning of such 12-month period constituted the Company's Board of Directors (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors then in office; or

                    (D) a reorganization, merger or consolidation of the Company the consummation of which results in the outstanding securities of any class of the Company's capital stock being exchanged for or converted into cash, property and/or a different kind of securities, unless, immediately after giving effect to such transaction, at least 85% of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, of the entity surviving or resulting from such reorganization, merger or consolidation is "beneficially owned" by persons who, immediately prior to the transaction, beneficially owned 100% of the total voting power normally entitled to vote in the election of directors of the Company.

               (ii) "EARNED BENEFITS" means any (x) bonus that is payable to Executive under the IC Plan with respect to the calendar year preceding the Termination Year but that has not been paid prior to the Termination Date, (y) vacation time that has accrued as of the Termination Date, and (z) other entitlements to cash payments that have accrued as of the Termination Date.

               (iii) "EXCLUDED PERSON" has the meaning set forth in that certain Indenture dated as of August 2, 1994 by and among the Company, the Guarantors named therein and American Bank National Association.

               (iv) "GOOD REASON" means the occurrence of any of the following events that remains uncured 15 days after Executive shall have given the Company written notice

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thereof: (x) a reduction (which is not consented to by Executive) in Executive's base salary, (y) a material reduction in the aggregate level of Executive's employee benefits (other than stock-based compensation), or (z) a material and adverse change in Executive's duties or responsibilities.

               (v) "IC PLAN" means the Company's annual incentive compensation plan or similar plan instituted in place of the incentive compensation plan.

               (vi) "PERSON" AND "GROUP" have the meanings used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, whether or not such sections apply to the transaction in question.

               (vii) "PRO FORMA BONUS" means (A) the greater of (x) Executive's bonus under the IC Plan for the Termination Year based on the Company's projected performance for the Termination Year, such projection to be determined by annualizing the performance for those months of the Termination Year that are completed prior to the Termination Date, or (y) Executive's target bonus under the IC Plan for the Termination Year multiplied by (B) a fraction (x) the numerator of which is the number of days that have elapsed in the Termination Year through the Termination Date and (y) the denominator of which is 365.

               (viii) "PRORATED BONUS" means the bonus, if any, that would have been payable to Executive under the IC Plan with respect to the Termination Year multiplied by a fraction (A) the numerator of which is the number of days that have elapsed in the Termination Year through the Termination Date and (B) the denominator of which is 365.

               (ix) "TERMINATION YEAR" means the calendar year in which the Termination Date occurs.

          (g) RELOCATION UPON TERMINATION OF EMPLOYMENT. Upon termination of Executive's employment pursuant to Section 5 (c), Executive shall recover all benefits to which he is entitled under the Company's relocation policy and will be entitled to the following additional benefits (to the extent such benefits are not provided by the Company's relocation policy): (i) reimbursement of actual travel and temporary living expenses for a period not to exceed three months (grossed up to cover standard withholdings for tax and social security purposes) to cover associated costs relating to temporary living expenses in the Williams, Oregon area; and (ii) the reimbursement of actual costs incurred in transporting household goods to the Williams, Oregon area and expenses incidental to the sale of Executive's residence in the Chicago, Illinois area.

          (h) SECTIONS 280G AND 4999 OF THE INTERNAL REVENUE CODE. In the event Executive is, as the result of the operation of this Agreement, the recipient of an excess parachute payment, the Company will pay to Executive an additional gross-up payment in order to put Executive in the same after-tax position that Executive would have been in had no excise tax been imposed.


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     6. PROPRIETARY INFORMATION OBLIGATIONS. During the term of employment under this Agreement, Executive will have access to and become acquainted with the Company's confidential and proprietary information, including but not limited to information or plans regarding the Company's customer relationships, personnel, or sales, marketing, and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications (collectively "Proprietary Information"). Executive shall not disclose any of the Company's Proprietary Information directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment for the Company or as authorized in writing by the Company. All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the business of the Company, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out Executive's duties hereunder, and if removed shall be immediately returned to the Company upon any termination of his employment and no copies thereof shall be kept by Executive; PROVIDED, HOWEVER, that Executive shall be entitled to retain documents reasonably related to his interest as a shareholder and any documents that were personally owned or acquired.

     7. NONINTERFERENCE. Executive agrees that during his employment and, if this Agreement is terminated pursuant to Section 5, for a period of 12 months after the Termination Date, he will not, without the prior consent of the Company, interfere with the business of the Company by directly or indirectly soliciting, attempting to solicit, inducing, assisting or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer. The foregoing will not apply with respect to any employee (a) who responds to a general public solicitation or advertisement or (b) whose employment with the Company is terminated by the Company.

     8. NONCOMPETITION. Executive agrees that during his employment and, if this Agreement is terminated pursuant to Section 5(a), 5(b) or 5(c), for a period of 24 months after the Termination Date, he will not, without the prior consent of the Company, directly or indirectly, have an interest in, be employed by, be connected with, or have an interest in, as an employee, consultant, officer, director, partner, stockholder or joint venturer, in any person or entity owning, managing, controlling, operating or otherwise participating or assisting in any business which is similar to or in competition with the business of the Company as it existed during the term of this Agreement in any state in which the Company was conducting business on or before the Termination Date and continues to do so thereafter; PROVIDED, HOWEVER, that the foregoing shall not prevent Executive from being a stockholder of less than 1% of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc.

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     9.  MISCELLANEOUS.

         (a) NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telecopy or telex) or the third day after mailing by first class mail to the recipient at the address indicated below:

                           To the Company:

                           Aftermarket Technology Corp.
                           1 Oak Hill Center, Suite 400
                           Westmont, Illinois  60559
                           Attn:  Joseph Salamunovich
                           Telecopier:  (630) 455-2621

                           With a copy to:

                           Gibson, Dunn & Crutcher LLP
                           333 South Grand Avenue
                           Los Angeles, California  90071-3197
                           Attention:  Bruce D. Meyer, Esq.
                           Telecopier:  (213) 229-7520

                           To Executive:

                           Michael T. DuBose
                           2220 Kincaid Road
                           Williams, Oregon  97544
                           Telecopier:  (541) 846-0103

                           With a copy to:

                           Porter Wright
                           41 So. High Street
                           Columbus, Ohio  43215
                           Attention:  Dan Costello, Esq.
                           Telecopier:  (614) 227-2100

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

          (b) SEVERABILITY. If any term or provision (or any portion thereof) of this Agreement is determined by a court to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions (or other portions thereof) of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially


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adverse to any party. Upon such determination that any term or provision (or any portion thereof) is invalid, illegal or incapable of being enforced, this Agreement shall be deemed to be modified so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby and the terms and provisions hereof are fulfilled to the greatest extent possible.

          (c) ENTIRE AGREEMENT. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

          (d) COUNTERPARTS. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

          (e) SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

          (f) AMENDMENTS. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

          (g) CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Delaware.

          (h) INTERPRETATION. In interpreting this Agreement, all terms shall be construed in accordance with their fair meaning and not strictly against any party as the drafter hereof.

     10.  ARBITRATION.

          (a) Any disputes or claims arising out of or concerning Executive's employment or termination by the Company, whether arising under theories of liability or damages based upon contract, tort or statute, shall be determined exclusively by arbitration before a single arbitrator in accordance with the employment arbitration rules of the American Arbitration Association ("AAA"), except as modified by this Agreement. The arbitrator's decision shall be final and binding on both parties. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In recognition of the fact that resolution of any disputes or claims in the courts is rarely timely or cost effective for either party, the Company and Executive enter this mutual agreement to arbitrate in order to gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure.

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          (b) Any arbitration shall be held in Executive's place of employment with the Company. The arbitrator shall be an attorney with substantial experience in employment matters, selected by the parties alternately striking names from a list of five such persons provided by the AAA office located nearest to the place of employment, following a request by the party seeking arbitration for a list of five such attorneys with substantial professional experience in employment matters. If either party fails to strike names from the list, the arbitrator shall be selected from the list by the other party.

          (c) Each party shall have the right to take the deposition of one individual and any expert witness designated by the other party. Each party shall also have the right to propound requests for production of documents to any party and the right to subpoena documents and witnesses for the arbitration. Additional discovery may be made only where the arbitrator selected so orders upon a showing of substantial need. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will have authority in his or her discretion to grant injunctive relief, award specific performance and impose sanctions upon any party to any such arbitration.

          (d) The Company and Executive agree that they will attempt, and they intend that they and the arbitrator should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within 120 days from the date of selection of the arbitrator; PROVIDED, HOWEVER, that the arbitrator shall be entitled to extend such 120-day period for a total of two 120-day periods. The arbitrator shall immediately deliver a written award with respect to the dispute to each of the parties, who shall promptly act in accordance therewith.

          (e) The Company and Executive shall each pay half of the fees and expenses of the arbitrator. Each party shall pay its own attorney fees and costs including, without limitation, fees and costs of any experts. However, attorney fees and costs incurred by the party that prevails in any such arbitration commenced pursuant to this Section 10 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this
Section 10 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 10 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrator or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. If any party prevails on a statutory claim that entitles the prevailing party to a reasonable attorney fees (with or without expert fees) as part of the costs, the arbitrator may award reasonable attorney fees (with or without expert fees) to the prevailing party in accord with such statute. Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this paragraph with respect to such arbitration shall be determined by the arbitrator.

          (f) In a contractual claim under this Agreement, the arbitrator shall have no authority to add, delete or modify any term of this Agreement.


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     IN WITNESS WHEREOF, the parties have executed this agreement effective as of the date it is last executed below by either party.




                                       /s/ Michael T. Dubose
                                           ------------------------------------
                                           MICHAEL T. DUBOSE



                                       AFTERMARKET TECHNOLOGY CORP.



                                       By: /s/ Joseph Salamunovich
                                           ------------------------------------
                                           Joseph Salamunovich, Vice President